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                                                                       Exhibit 5


THE MANUFACTURERS LIFE INSURANCE COMPANY OF NEW YORK
International Corporate Center at Rye
555 Theodore Fremd Avenue, Suite C-209
Rye, New York  10580



July 24, 1998



To whom it may concern,

This opinion is written in reference to individual and group deferred fixed annuity non-participating contracts (the "Contracts") to be issued by The Manufacturers Life Insurance Company of New York (formerly First North American Life Assurance Company), a New York corporation (the "Company") pursuant to a Registration Statement, as amended on Form S-1 (the "Registration Statement") filed under the Securities Act of 1933, as amended (the"Act").

As Counsel to the Company, I have examined such records and documents and reviewed such questions of law as I deemed necessary for purposes of this opinion.

1. The Company has been duly incorporated under the laws of the state of New York and is a validly existing corporation.

2. The Contracts, when issued in accordance with the prospectus contained in the effective Registration Statement and upon compliance with applicable local law, will be legal and binding obligations of the Company.

I consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to pre-effective amendment no. 1 to the Registration Statement and to the reference to my name in the prospectus included as part of this Registration Statement on Form S-1.

Very truly yours,

/s/ Tracy A. Kane

Tracy A. Kane
Secretary and Counsel